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                                                                  Exhibit (h)(2)

                                   Appendix A

                                   Administration Fee
Master Portfolios of the Trust     (as % of net assets)
--------------------------------   --------------------
Money Market                               None*
Prime Money Market
Government Money Market
Treasury Money Market
LifePath Retirement
LifePath 2010
LifePath 2020
LifePath 2030
LifePath 2040
LifePath 2050
S&P 500 Index
Bond Index

Active Stock Master Portfolio              0.10%
Core Alpha Bond Master Portfolio

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*    BGI is not entitled to receive compensation for providing administration services to these Master Portfolios for so long as BGI is entitled to compensation for providing administration services to a feeder fund that invests substantially all of its assets in the Master Portfolio, or BGI or an affiliate receives advisory fees from the Master Portfolio.

Approved by the Board of Trustees of Master Investment Portfolio on March 25-26, 2008.

Appendix A to Master Investment Portfolio Administration Agreement